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                     August 29, 2023

       Camile Sebaaly
       Chief Financial Officer
       Sunshine Biopharma, Inc.
       6500 Trans-Canada Highway
       Pointe-Claire, Quebec
       Canada H9R-0A5

                                                        Re: Sunshine Biopharma,
Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 4, 2023
                                                            File No. 001-41282

       Dear Camile Sebaaly:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences